                                                   Exhibit (23)B.



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Summit Bancorp (formerly UJB Financial Corp.):

We consent to incorporation by reference in the Registration Statement on Form S-8, of Summit Bancorp, (formerly UJB Financial Corp.), dated April 18, 1996, of our report dated January 16, 1996 except as to the first and fourth paragraphs of Note 2, which are as of March 1, 1996, relating to the consolidated balance sheets of UJB Financial Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and our report dated January 16, 1996, except as to the first and fourth paragraphs of Note 2, which are as of March 1, 1996, relating to the combined consolidated balance sheetss of Summit Bancorp and subsidiaries as of December 31, 1995 and 1994, and the related combined consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 which reports are incorporated by reference in the December 31, 1995 Annual Report on Form 10-K of Summit Bancorp. We consent to the reference to our Firm under the heading "Interest of Named Experts and Counsel" in the Registration Statement.

The reports of KPMG Peat Marwick LLP refer to changes in the method of accounting for certain investments and postemployment benefits in 1994 and a change in the method of accounting for income taxes in 1993.



                                       /s/ KPMG Peat Marwick

                                       KPMG Peat Marwick


Short Hills, New Jersey
April 18, 1996